EXHIBIT 10.12

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made as of December 18, 2005 (the “Effective Date”) by and between MOTRICITY INC., a Delaware corporation, with offices at 2800 Meridian Parkway, Suite 150, Durham, NC 27713 (“MOTRICITY”), and SINGLE TOUCH INTERACTIVE INC., a Nevada corporation, with offices at 2235 Encinitas Blvd., Suite 210, Encinitas, CA 92024 (“STI”).

WHEREAS, concurrently with the execution of this Agreement, STI and MOTRICITY are entering into an Option Agreement pursuant to which MOTRICITY acquires a call option to purchase STI (the “Option Agreement”);

WHEREAS, MOTRICITY owns and operates wireless content storefronts, wireless application protocol portals and Internet portals for itself and on behalf of its subsidiaries and customers;

WHEREAS, STI offers a mobile phone service which will allow callers to download content ,and/or download mobile coupons by dialing an assigned number; and

WHEREAS, MOTRICITY and STI wish to offer exclusive assigned number(s) for users of Motricity’s services, including without limitation Motricity’s customers and the end users the services MOTRICITY provides to its customers, to download content, and/or download mobile coupons on their mobile devices;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MOTRICITY and STI hereby agree as follows:

1. Services. STI will provide those services described in Exhibit A hereto (“STI Services”), for the compensation set forth in Exhibit B, in the United States, its territories, commonwealths, and possessions and new territories as they become available (collectively, the “Territory”) subject to the terms and conditions of this Agreement. All STI Services will be provided in accordance with the service level standards in Exhibit A. The parties may update the exhibits from time to time to incorporate additional services and relevant pricing and standards, and any additional terms pertaining to services as mutually agreed upon by the parties.

2. Marketing. MOTRICITY and/or its customer partners will provide marketing and promotions for the STI Services to end-users with commercially reasonable effort, including such advertising in multiple forms (.g. Television, Radio, Web and Print) and subject to (a) Single Touch’s reasonable guidelines and (b) the mutual agreement between Motricity and Single Touch.

3. User Data. All data will be collected by STI in connection with the STI Services pertaining to rights granted within and in accordance with applicable laws, rules and regulations, including without limitation those related to privacy, and all applicable privacy policies, and will be solely owned by MOTRICITY and/ or its customers. To the extent STI obtains any rights in or to such data, STI will share such rights to MOTRICITY. STI will aggregate and deliver such data on a monthly basis to MOTRICITY, will use such data in accordance with its privacy policy.

4. Reporting. Within thirty (30) days after in writing notification by Motricity to STI of launching the Motricity #—___ service, STI will provide MOTRICITY with access to web-enabled real-time reports showing user traffic and other details in connection with the Motricity #—___ Services and related MOTRICITY campaigns where applicable..

5. Payment. Each Party Shall pay the other within thirty (30) days of the date of an invoice or the last day of the month, as applicable. STI will take all commercially reasonable steps to ensure that its chosen carrier billing affiliate will pay MOTRICITY the amounts set forth in Exhibit B in accordance with the terms therein, including filing or otherwise pursuing a claim against the billing affiliate to seek amounts owed Motricity. If STI or its billing affiliate is more than ten (30) days late in making any payments and MOTRICITY is otherwise in compliance with the Agreement. MOTRICITY may provide STI with written notice of such non-payment. If MOTRICITY is not paid the amounts due within thirty (30) days of such notice, MOTRICITY may terminate the Agreement and proceed, either in its name or in the name of STI, to collect the amount due directly against the affiliate, in which case STI will be responsible for its proportion of all reasonable costs of said collection efforts, including without limitation attorneys’ fees. MOTRICITY shall pay STI the amounts set forth in EXHIBIT B in accordance with the terms therein. If MOTRICITY is more than Thirty (30) days late in making payments and STI is otherwise in compliance with the Agreement, STI may provide MOTRICITY with written notice of such non-payment. If MOTRICITY does not pay the amounts due within thirty (30) days of such notice, STI may terminate the Agreement and all rights granted to MOTRICITY under the agreement shall revert back to STI.

6. Publicity; Confidentiality. Neither party shall discuss this Agreement or make any public or other announcement concerning this Agreement or the relationship with the other party, including without limitation marketing and publicity activities, without the other party’s written consent. STI may have access to, or may acquire confidential information concerning the MOTRICITY Entities (as defined in Schedule 1) and agrees to keep said information confidential during and after this Agreement. After providing the Services hereunder, STI shall surrender and deliver to MOTRICITY, or destroy (and provide written certification of destruction) at MOTRICITY’s request, all information conceived, developed, compiled and produced by or for STI under this Agreement. It is agreed that money damages would not be a sufficient remedy for any breach by STI of this Section 6, and MOTRICITY will be entitled to injunctive relief, specific performance, and/or other appropriate equitable remedy for any such breach. MOTRICITY’s election to pursue injunctive relief shall not be a waiver of any of MOTRICITY’s other remedies available to it under law, equitable principles or other legal theories.

7. Insurance. STI shall secure and maintain, at its expense, the insurance with the type of coverage and limits as set forth below in Schedule 1.

8. Representations and Warranties. STI hereby represents and warrants:

(a) the execution, delivery and performance of this Agreement is within its corporate and/or other powers and has been duly authorized by all necessary corporate and/or other action,

(b) this Agreement constitutes a valid and binding agreement, enforceable against it in accordance with its terms, and does not conflict with any other agreements by which it may be bound,

(c) the content it provides in connection with STI Services, and the STI Services itself, is truthful and accurate, and does not and shall not violate any foreign, federal, state or local law or regulation,

(d) the content it provides in connection with STI Services, and the STI Services itself, does not and shall not infringe or misappropriate any patents, trademarks, copyrights, trade secrets, publicity or privacy rights, of any person or third party in any jurisdiction,

(e) the content it provides in connection with STI Services, and the STI Services itself, does not and shall not contain any material that is unlawful, harmful, abusive, hateful, obscene, threatening or defamatory,

(f) it shall comply with and adhere to applicable laws and regulations in the performance of its responsibilities hereunder, and

(g) it holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory authorities, agencies or bodies required for the conduct and operation of its business as currently conducted, and all such permits, licenses, orders and approvals are in full force and effect and no suspension, termination or revocation of any of the foregoing is threatened and there is no action, suit, proceeding or investigation pending or threatened that could restrict it, directly or indirectly, in performing its obligations hereunder or that could have a material adverse effect on its business, operations, earnings, prospects or condition.

9. Indemnification. The Parties mutually will defend, indemnify and hold and its officers, directors, employees, agents, representatives, successors, assigns, parents and affiliates harmless from and against any and all third party claims, demands, suits, actions or causes of action (whether or not groundless), liabilities, losses, damages, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising out of or in connection with any of the services offered or rendered by either party hereunder, including without limitation with respect to the infringement or misappropriation of any patents, trademarks, copyrights, trade secrets, publicity or privacy rights of any person or third party in any jurisdiction or any violation of applicable privacy laws, rules or regulations, breach of any representation or warranty hereunder, or any act or omission pursuant to or in breach of this Agreement by either party, its employees, agents or representatives. The parties mutually agree to defend, indemnify and hold and its officers, directors, employees, agents, representatives, successors, assigns, parents and affiliates harmless from and against any and all claims or actions by employees or persons performing on behalf of either party based upon or arising out of the requirements of labor, employment insurance, social security and income tax laws applicable to either party and any claims related to death, injury, loss or damage to STI’ employees or agents.

10. Term and Termination. The term of this Agreement will commence on December 16th, 2005 and will continue in full effect for three (3) years. Thereafter, the Agreement will automatically renew for one (1) year periods unless either party gives the other party written notice of its intention not to renew the Agreement, such notice to be provided no later than thirty (30) days before the expiration of the then-current term. Either party may terminate this Agreement if the other party is in default of its obligations, and fails to cure such default within thirty (30) days after written notice thereof. This Agreement may be terminated by MOTRICITY for convenience upon ninety (90) days’ written notice to STI. Upon termination all data fees collected by STI on behalf of Motricity shall immediately become due.

11. Exclusivity.

(a)
During the term of this Agreement, STI will not, directly or indirectly, market, promote, provide or sell the program to Black Entertainment Television (BET) or any of BET’s subsidiary or affiliates without MOTRICITY’s prior written consent.

(b)
Within the Territory and until the related Option Agreement expires, STI may market, offer, promote provide or sell the Program to Verisign, Qpass, Infospace, m-Qube, Neustar, Openware or such entities subsidiaries or affiliates only with MOTRICITY’s prior consent, which consent may be withheld by MOTRICITY in its sole discretion. Optional STI services (such as ListenLive service offered by STI) are not available as a conduit for the above listed entities to generate value added sales (for example, from ringtones) utilizing the Program. The restrictions of this subsection (b) will terminate in the event MOTRICITY does not acquire STI pursuant to the Option Agreement.

(c)
For the purposes of this section 11, (i) the term Territory Means the United States, it’s territories, commonwealths and possessions and new United States territories as they become available, and (ii) the term Program means, in whole or in part, the STI Services provided to Motricity as described in Exhibit A of this agreement as STI’s #1-4-7 program, which is currently implemented, allows the user to download media content (eg., ringtones, games or music) or e-commerce content (e.g., mobile coupons) by dialing a 3- digit number from his or her handheld device (eg., telephone, ect.). at commercially reasonable rates and terms.

12.  Independent Contractor. Nothing herein contained will be deemed to constitute an employment, partnership or agency relationship, between, or a joint venture by, STI and MOTRICITY. It is expressly understood that STI is an independent contractor. STI is not, and will not hold itself out to be, an agent or representative of MOTRICITY, and will have no authority whatsoever to enter into any binding agreements on behalf of MOTRICITY. STI will be solely and entirely responsible for its acts and omissions and for the acts and omissions of its employees, agents and representatives throughout the term of this Agreement.

13. Notices. Any communication hereunder must be given in writing and delivered in person, transmitted electronically, or mailed to the address for each party set forth above, with a copy to:

Motricity Inc.
2800 Meridian Parkway, Suite 150
Durham, NC 27713
Telefax:      [______________]
Attn:          [______________]

or to such other address or to such other person as either party shall have last designated by such notice to the other party.

14. Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

15. Miscellaneous. This Agreement: (a) may not be amended except by a writing duly signed by both parties; (b) represents the full understanding of the parties and supersedes any prior or contemporaneous agreements between the parties relating to the subject matter hereof; (c) may not be assigned by STI without the consent of MOTRICITY except in connection with a merger or acquisition of all or substantially all of STI’s assets, in which case this Agreement will be deemed automatically assigned to the successor in interest. unless MOTRICITY provides written notice of its non-consent objection to the assignment within ninety (90) days of the effective date of the merger or acquisition; (d) shall be binding upon the heirs, executors, administrators, successors and assigns of the parties. The provisions of Sections 3, 6, 8, 9, 10 and 14 will survive any termination of this Agreement. No consent or waiver hereunder shall be effective unless it is explicit, in writing and executed by the waiving party. Furthermore, no consent or waiver shall extend to or affect any obligations hereunder not expressly waived, or impair any right consequent thereto. In the event of a conflict between this Agreement and any exhibit or schedule hereto, the terms of this Agreement will control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date.

MOTRICITY INC.		SINGLE TOUCH INTERACTIVE INC.

By:	/s/ Ryan K. Wuerch	By:	/s/ Anthony Macaluso

Name:	Ryan K. Wuerch	Name:	Anthony Macaluso

Title:	CEO	Title:	Founder

EXHIBIT A

STI SERVICES

STI Services under this Agreement consist of STI’s #1-4-7 program (the “Program”), which as currently implemented, allows the user to download media content (e.g., music) or e-commerce content (e.g., mobile coupons) by dialing a 3-digit number from his or her handheld device (e.g., telephone, PDA, etc.). Optional STI Services available and not included under this Agreement consist of STI’s ListenLive and SeeItLive services, which means a voice call that enables users to dial in and hear or view a concert or a portion of a concert over their phone for a fee, charged to their cell phone bill, (e.g. $2.99 for 15 minutes of the Rolling Stones live from Madison Square Garden).

The unique vanity number(s) for use by MOTRICITY under this Agreement shall be: #BET and any other number reasonably requested b MOTRICITY, which number(s) may be changed or added to by mutual agreement of the parties and subject to carrier approval.

STI will work with telecom carriers in connection with delivering the STI Services to users and will insure the Program is integrated into the carriers’ systems. As of the Effective Date, Cingular and Dobson Wireless carry the STI Services. STI will make commercially best efforts to sign up other telecom carriers to deliver the STI Services.

SERVICE LEVEL AGREEMENT

This Service Level Agreement (“SLA”) defines the service level requirements between Motricity and Single Touch Interactive, Inc. (STI) for STI’s #147 Program. This document defines the requirements of STI for performance metrics, reporting, incident management and change management. It lists the contact information for both companies.

1.	Definitions

Unless defined herein, all capitalized terms shall have the meanings set forth in the Agreement

Term	Definition
Availability
The percentage resulting from the following calculation: [1-(Down Time/(Total Time - Scheduled Down Time))] x 100. Availability percentages shall be expressed to two decimal points with the second decimal place rounded up or down to the nearest one-hundredth of a percentage point.

Business Hours	Monday through Friday, 8:00 am to 5:00 pm Pacific Time.
Down Time	The number of minutes the #147 Program under STI’s control is not Operational during a calendar month.
Emergency Maintenance	Maintenance required outside the agreed-upon Scheduled Maintenance, or necessary within Scheduled Maintenance but not scheduled in advance pursuant to Section 5.

Term	Definition
Hours of Operation	24 hours a day, 7 days a week and 365 days a year.
Incident	Any problem with the #147 Program for which Motricity requests support in conformance with this SLA.
Incident Management Process
This facilitates incident management through the notification and escalation processes. This process alerts designated Motricity departments to #147 Program-affecting incidents and provides a method by which succeeding levels of technical expertise and related management are engaged in restoration activities.

Operational
The #147 Program under STI’s control is (i) materially functional and available to its intended end user in accordance with its documentation and applicable specifications, and (ii) not experiencing any customer-impacting errors, defects or service-limiting issues.

Resolution	The correction of the error, defect or condition giving rise to the Incident at STI discretion.
Scheduled Down Time	The number of minutes of Down Time incurred during Scheduled Maintenance. Scheduled Down Time does not count in the Availability requirement.
Scheduled Maintenance	The number of minutes of maintenance that is scheduled in advance. Scheduled Down Time shall occur within the Scheduled Maintenance window.
Service Impact Report (“SIR”)
The severity level assigned to an Incident based on the Incident classifications defined in section 4.5 below. SIR reflects the degree of customer impact resulting from an incident, with an SIR 1 having the greatest impact and a SIR 3 having the least.

Technical Bridge	A teleconference that brings together appropriate technical people and their immediate supervisors and managers to focus on isolating and resolving an Incident.
Technical Control Bridge
A teleconference used by higher-level managers or executives who need to understand what has occurred, the progress made toward Incident Resolution and whether or not additional resources are needed to resolve the Incident.

Total Time	The total number of minutes in a given calendar month.
Trouble Ticket	A numbered record that documents a significant event or Incident. The tracking document for an Incident or Scheduled Maintenance.

2.	Performance Requirements

2.1.	Monthly Availability Performance Requirement

STI will ensure that the #147 Program maintains a monthly Availability of 99.9%.

2.2.	Service Level Reporting

If requested, STI will provide Motricity with reporting for Availability on a monthly basis. The reports will be due five (5) business days following the end of the applicable month. These reports will include:

Availability
Minutes of Scheduled Maintenance and any resulting Down Time
Minutes of Emergency Maintenance and any resulting Down Time
Total Down Time
List of Incidents with date, start time, stop time and reason

3.	Non-Performance and Chronic Failure

3.1.	Failure

If the Availability Performance Requirement is below 99.9% in any calendar month, STI shall provide Customer a service credit equivalent to one (1) hour of service for each cumulative thirty (30) minutes of Down Time in excess of an aggregate of 44 minutes of Down Time in such month (the “Service Credit”). The Service Credit will be determined by averaging the value of the services STI provided MOTRICITY during the six months (or if it has been less than six months since the date this Agreement was executed, by the number of months STI has provided services to MOTRICITY) immediately prior to the month in which the Down Time occurs, divided by 720 hours. STI shall calculate and issue any Service Credit that may be owed. Any Service Credit will be identified on the applicable monthly invoice and will be applied against the fees and charges Motricity owes STI.

4.	Incident Management

All entities responsible for the #147 Program’s Service Availability will follow this matrix for Incident communication and Incident Management.

4.1.	Monitoring

STI will monitor all functional components and all network connectivity points related to the #147 Program 24 hours per day, 7 days per week, and 365 days per year.

4.2.	Trouble Tickets and Updates

STI will provide Incident isolation, testing and repair work for all #147 Program errors, defects or #147 Program problems, and third-party system errors, defects or problems that are within STI’s span of control. STI will proactively inform Motricity when an issue or condition arises that may cause potential system anomalies and additional Trouble Tickets.

4.3.	Motricity Notification to STI

Motricity may communicate Incidents to STI by email or telephone. In each case, STI will open a Trouble Ticket with enough information to identify, reproduce the Incidence and assist in Incident Resolution. STI will generate a single response by email for each Trouble Ticket regardless of Trouble Ticket receipt method. The email response from STI will include the information supplied to STI.

4.4.	STI Notification to Motricity

In the event that STI identifies an Incident, STI is responsible for notifying Motricity. Motricity may track Incidents via an STI Trouble Ticket number. STI shall provide a first response, first update and subsequent updates for each Incident according to time periods described in the following table:

Incident	End User Impact	First Response	First Update	Subsequent Updates
SIR 1	75% – 100%	Within 1 hour	1 hour	Every hour, or change in status
SIR 2	25% – 74%	2 hours	2 hours	Every 2 hours, or change in status
SIR 3	0% – 24%	4 hours	4 hours	Every 2 hours, or change in status

4.5.	Incident Classifications

Once an Incident is reported STI will assign a SIR based on the table below:

Service Impact Report	Description
SIR 1
This incident level is attained when any of the following conditions are met:
• A complete #147 Program outage
• An outage that affects 75% or more of subscribers
• A recurring outage of the #147 Program

SIR 2	This incident level is attained when any of the following conditions are met: • An outage that affects 25% to 74% of the subscribers
SIR 3
This incident level is attained when any of the following conditions are met:
• A corruption in the delivery of the #147 Program
• An outage that affects 24% or less of the subscribers
• Results that are materially different from those described in the product definition for essential features

4.6.	Technical Bridge and Technical Control Bridge

Motricity may establish a Technical Bridge or a Technical Control Bridge for any Incident. STI shall join the Technical Bridge upon thirty (30) minutes notice from Motricity during Business Hours. These Technical Bridges are used for communication, troubleshooting, triage and escalation.

4.7.	Resolution

STI will provide Resolution to SIR Incidents according to the time periods described in the following table:

Incident	End User Impact	Resolution
SIR 1	75% – 100%	Within 24 hours of First Response
SIR 2	25% – 74%	Within 48 hours of First Response
SIR 3	0% – 24%	Within 4 days of First Response

5.	Change Management – Maintenance

5.1.	Scheduled Maintenance/Scheduled Downtime

STI will notify Motricity by email no less than five (5) working days before a Scheduled Maintenance event. Motricity accepts the STI Scheduled Maintenance request unless Motricity responds within 36 hours before the Scheduled Maintenance. STI will notify Motricity via email prior to and after the Scheduled Maintenance is performed, or if Scheduled Maintenance is postponed or cancelled.

STI will notify Motricity of Scheduled Down Time and it will occur during the Scheduled Maintenance window. Scheduled Down Time will not count against Availability.

5.2.	Maintenance Window

STI will perform Scheduled Maintenance and Scheduled Down Time from Monday to Sunday between the hours of 10:00 pm and 3:00 am Pacific Time.

5.3.	Emergency Maintenance

Should STI require Emergency Maintenance, STI will contact Motricity Operations as soon as possible.

6.	Contacts and Hours of Operation

The following Contacts information may be updated and republished anytime by either party upon written notice to the other. Changes will not be maintained within this SLA document.

STI	Hours of Operation	Role	Phone/Email
STI Support Center	8:00 am – 5:00 pm PT Monday – Friday VM with notification for after hours	Receive and report internal operational issues and maintenance	1-877-784-2777 support@singletouch.net
Mark Ramirez, STI Support Center Manager	24 x 7 x 365	Escalation – Maintenance and ensure all operational issues are resolved	858-864-7297 wireless mark@singletouch.net
Tom Hovasse, VP – Product Management	24 x 7 x 365	Escalation – Ensure all operational issues are resolved	858-864-7296 wireless thovasse@singletouch.net

EXHIBIT B
PRICING

STI shall provide Motricity its full suite of technology and services described in Exhibit A at no cost (beyond pass through of out of pocket 3rd party costs paid by STI solely related to Motricity’s use of such technology and services (“Cost-of-goods-sold”) for the period until the Option Agreement expires. An example of a 3rd party Cost-of-good-sold would be content licensing costs or carrier fees.

After the Option Agreement has expired, if Motricity has not exercised its option to acquire STI, then this Agreement will continue in force as a standalone agreement under which Motricity will receive a credit in the amount of $2,000,000 (the “Credit) which Motricity shall be able to use to acquire services from STI under this Agreement at a rate of $0.175 per transaction on the delivery of any mobile content for a period of up to three years thereafter in accordance with this Agreement. STI shall apply the Credit against amounts owed by Motricity under this Agreement until the entire amount of the Credit is expended. If Motricity’s usage of STI’s services under this Agreement should exceed the amount of the Credit, then Motricity will be obligated to pay STI at $0.175 per transaction on the delivery of any mobile content for the remainder of the term of this Agreement, unless this Agreement is terminated early in accordance with its terms.

Optional Service
Listen Live and See it Live will be made available to Motricity for use subject to terms to be negotiated between the parties, nothing in this contract warrants or conveys any rights in the Listen Live or See It Live product. In addition, Motricity understands that no monies which are the subject of this agreement will be applied as advance, royalty security or credit is being applied towards Listen Live or See it Live.

SCHEDULE 1
INSURANCE REQUIREMENTS

STI will secure and maintain, at its expense, the following insurance types which are marked with “x”:

☐  Workers’ Compensation Insurance, including without limitation occupational diseases Coverage A statutory, including without limitation broad form all states endorsement Employer’s Liability Coverage B - $1,000,000 limit. STI, at its expense, shall cause its Workers’ Compensation carrier to waive insurer’s right of subrogation with respect to MOTRICITY Entities1  and their directors, officers, employees and agents (collectively with the MOTRICITY Entities, the “MOTRICITY Insureds”) to the extent described herein. If STI is exempt from the Statutory Requirement to provide Workers’ Compensation Insurance, it must provide a copy of the state exemption certificate or a representation letter from a company officer stating it is exempt and will take full responsibility for any work-related injuries of its employees.

☐  Comprehensive General Liability Insurance written on 11/98 ISO occurrence form or broader with no additional exclusions and including without limitation products liability, completed operations, blanket contractual liability, bodily injury, personal injury, broad form property damage, third party property damage, that shall be primary, not contributing coverage, and contain a cross-liability endorsement naming the MOTRICITY Insureds as additional insureds, with the following limits of liability: each occurrence $1,000,000 CSL, aggregate $2,000,000 CSL. The additional insured status must be primary with respect to the STI’s activities and the MOTRICITY Insured’s policies will be non-contributing.

☐  Media/Professional Liability Insurance (E&O) with standard coverage, including but not limited to, coverage with respect to claims for damages for infringements of copyrights or other literary property rights including without limitation title and music, libel or slander or any other forms of defamation, infringement of privacy and publicity rights, authorized use of names, plagiarism, and similar matters. Such insurance shall be for an amount deemed adequate by Licensor, but shall at least be for $1,000,000 per each occurrence and $3,000,000 in the aggregate. STI will comply with the requirements of such insurance regarding the giving of notices and cooperating with the carrier in the defense of claims under the policy.  STI will cause its carrier to add the MOTRICITY Insureds as Additional Insureds and they will waive their right of subrogation in favor of the Additional Insureds.

☐ If an automobile is used in connection with the performance of STI’s obligations under this Agreement, Comprehensive Automobile Liability Insurance insuring the ownership, maintenance, or use of any owned, non-owned, or hired automobile used in the performance of STI’s obligations under this Agreement, naming the MOTRICITY Insureds as additional insureds, with the following limits of liability: Bodily Injury and Property Damage Liability, each occurrence $1,000,000 CSL.

☐  If property or equipment is to be used by STI in connection with the performance of STI’s obligations under this Agreement, evidence of an “All Risk” Property Policy covering such property and equipment, whether owned, leased, rented or borrowed.

☐  If STI is producing a product for the MOTRICITY Entity that is the party to this Agreement, STI must add the MOTRICITY Entities as Loss Payees on STI’s Property and Time Element coverage with respect to the manufacturing and distribution of that product and provide the MOTRICITY Entity with evidence thereof.

☐ If STI is providing construction services, Umbrella Liability Insurance written on a “following form” basis with a $10,000,000 limit per occurrence and in the aggregate.

The insurance required above does not limit STI’s liability to the MOTRICITY Entities with respect to this Agreement and the obligations of STI hereunder.

Certificate Holder: MOTRICITY Insureds, [______________________].

Original certificates of insurance and certified copies of endorsements naming the MOTRICITY Entities as additional insureds and loss payees and evidence of insurance as required above must be delivered at least ten (10) days before the commencement of the Services to the person specified on the signature page above, together with a copy to [_________________________]. Each such certificate shall be signed by an authorized agent of the insurance company or insurance broker and shall provide that at least thirty (30) days notice shall be given to the MOTRICITY Entity that is a party to this Agreement prior to any cancellation, non-renewal or modification. Such MOTRICITY Entity is under no obligation to request the delivery of such certificates or endorsements. If STI fails to deliver said insurance certificate(s) or endorsement, the MOTRICITY Entity’s failure to demand delivery shall not be construed as a waiver of the STI’s obligation to provide the insurance coverage specified herein.

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